Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of City Holding Company of our report dated February 22, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of City Holding Company for the year ended December 31, 2022.

    /s/ Crowe
Crowe LLP

Washington, D.C. May 12, 2023